[AMERISTAR CASINOS LOGO]

CONTACT:

         Tom Steinbauer
         Senior Vice President of Finance, Chief Financial Officer Ameristar Casinos, Inc.
         (702) 567-7000

                       AMERISTAR REPORTS RECORD FINANCIAL
                     RESULTS FOR THE SECOND QUARTER OF 2003

LAS VEGAS, NEVADA, JULY 28, 2003-Ameristar Casinos, Inc. (Nasdaq-NMS: ASCA) today announced operating results for the second quarter of 2003.

SECOND QUARTER 2003 HIGHLIGHTS:

     - Record net revenues of $194.8 million, an increase of $28.5 million, or 17.2%, over the second quarter of 2002.

     - Record operating income of $39.4 million, representing an increase of $10.1 million, or 34.4%, as compared to the same quarter last year.

     - Record EBITDA (as defined and reconciled below) of $55.1 million, a 39.2% increase from $39.6 million in the second quarter of 2002. Impairment charges and preopening expenses totaling $5.5 million reduced EBITDA in the second quarter of 2002. After adjusting for these charges, the EBITDA growth rate was 22.2%, or 129.0% of the growth rate in net revenues.

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AMERISTAR FINANCIAL RESULTS

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     -   A 14.5% increase in net income to $14.5 million for the second quarter of 2003, from $12.6 million for the same quarter in the prior year.

     - Diluted earnings per share of $0.54 for the second quarter of 2003, compared to $0.47 for the second quarter of 2002. Analysts' latest consensus estimate for the second quarter of 2003, as reported by Thomson First Call, was $0.47.

     - Each of our properties ranked number one in market share(1) for the second quarter. This further exemplifies the "Number One" theme of our 2002 annual report to stockholders, which won the Annual Report 100 "Best of Show" award in the country's most prestigious annual report competition.

     - We continue to be the leader in the implementation of "coin-less" slot technology and remain on target to implement "coin-less" technology in 75% of our slot machines by the end of 2003 and 100% of our slot machines by the end of 2004.

     - Winner of 114 "Best of Gaming" awards in annual readers' surveys conducted by Casino Player Magazine, sweeping the state of Missouri for Best Casino and Best Overall Hotel/Casino with Ameristar St. Charles and Ameristar Kansas City, respectively.

     - The significant renovation and improvement projects at Ameristar Kansas City are on target to be completed in the third quarter of 2003. On September 12-13, 2003, festivities celebrating the "All New Ameristar" will include a concert by Martina McBride, the Country Music Associations' Female Vocalist of the Year for 2002 and 2003. The grand re-opening celebration will culminate with a spectacular world-class fireworks display, synchronized to music. This grand reopening will be preceded by the opening of the 330-seat Amerisports Brew Pub on August 14, 2003, which will feature appearances by nationally acclaimed sports celebrities. The Amerisports Brew Pub will have a high-tech video system with seven rear projection screens, each capable of displaying multiple events, along with three large plasma screens and 17 televisions. This system will have the capability to broadcast more sporting events simultaneously than any other venue in the United States.

         1 All market share information in this press release is based on gross gaming revenues.


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         The increase in net revenues in the second quarter of 2003 was primarily due to a 65.3% increase at Ameristar St. Charles. The new Ameristar St. Charles facility, which opened in August 2002, continues to generate a strong return on investment.

         Operating income for the second quarter of 2003 improved at all but one of our properties. The improvements were the result of our continued success in implementing effective and efficient marketing and direct mail promotions, new slot product and related technology enhancements and cost containment strategies. Although one of our principal competitors implemented a new players' club program in the second quarter of 2003, to date we have not experienced a loss in market share as a result of this change in the competitive environment.

         EBITDA increased to $55.1 million for the quarter ended June 30, 2003 from $39.6 million for the comparable period in 2002. EBITDA includes impairment charges on assets held for sale of $0.1 million and $4.1 million, respectively, and preopening expenses of $0 and $1.3 million, respectively, for the quarters ended June 30, 2003 and 2002. Excluding these items, EBITDA would have been $55.2 million and $45.1 million, respectively, for the three months ended June 30, 2003 and 2002.

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         Net income and diluted earnings per share for the second quarter of
2003 improved despite a substantial increase in net interest expense resulting from a significant reduction in capitalized interest following the opening of the new St. Charles facility. For the three months ended June 30, 2003, consolidated net interest expense was $16.6 million, compared to $9.4 million in the prior year period. Additionally, depreciation and amortization expense increased from $10.3 million in the 2002 second quarter to $15.8 million in the 2003 second quarter, primarily due to the opening of the new St. Charles facility.

         "In the second quarter of 2003, we achieved record net revenues and were number one in gaming revenues in each of our markets. Our St. Charles property continues to lead the way with excellent performance. Indeed, our marketing and operating strategies have proven to be highly successful, as evidenced by our strong financial results for the second quarter," said Craig H. Neilsen, Chairman and CEO.

AMERISTAR ST. CHARLES

         Ameristar St. Charles posted record net revenues, operating income and EBITDA for the second quarter of 2003. Net revenues increased 65.3% to $64.2 million, from $38.8 million in the prior year quarter. Net revenues have been driven by substantial increases in gaming volume due to a 9.9% increase in market share to 31.0% for the second quarter

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AMERISTAR FINANCIAL RESULTS ADD FOUR

of 2003 compared to the second quarter of 2002. The increase in market share exceeds the growth in the St. Louis gaming market, which increased only 5.8% for the same period. Since the opening of the new facility in August 2002, Ameristar St. Charles has been the market share leader in the St. Louis market. Food and beverage revenues increased 194.6% to $7.8 million from $2.6 million in the same period in 2002, due to the addition of a wide variety of restaurant venues with increased seating capacity.

         Operating income increased to $16.2 million from $5.7 million, and EBITDA increased to $22.2 million from $7.0 million in the second quarter of 2003 compared to the second quarter of 2002. Excluding impairment charges and preopening expenses, operating income increased 48.4% and EBITDA increased 80.8% in the second quarter of 2003 compared to the second quarter of 2002. In addition to revenue growth, the increases in operating income and EBITDA were generated through a combination of labor cost management, improvements in operational processes and systems and more effective and efficient marketing programs. Ameristar St. Charles' EBITDA margin (adjusted for impairment charges and preopening expenses) improved to 34.5% for the second quarter of 2003 from 31.6% in the second quarter of 2002. The margin improvement was achieved despite a significant growth in food and beverage revenues, which typically produce lower margins than gaming revenues.


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AMERISTAR FINANCIAL RESULTS

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AMERISTAR KANSAS CITY

         Net revenues at Ameristar Kansas City remained stable at $52.5 million in the second quarter of 2003 compared to the second quarter of 2002. The property maintained its market share of 33.8% for the three months ended June 30, 2003 compared to the same period in the prior year. Net revenues during the second quarter of 2003 continued to be negatively impacted by construction disruption related to the renovation and improvement projects designed to enhance the property's casino and non-gaming amenities. These projects, which began in the third quarter of 2002, have been substantially completed and have included a comprehensive renovation of the casino area, the widespread implementation of ticket-in, ticket-out slot machines and the addition of the Great Plains Cattle Co., Falcon Diner, Depot No. 9 Stage and Bar, Pearl's Oyster Bar and an open-seating food court with three popular national chain outlets. Final completion of the renovation and improvement projects is expected in the third quarter of 2003 with the opening of the Amerisports Brew Pub and a casino cabaret featuring live, Las Vegas-style entertainment. We expect the investment in these projects to improve the property's financial results, as we experienced following the completion of renovation and improvement projects at Ameristar Council Bluffs and Ameristar Vicksburg and the opening of the new casino entertainment facility at Ameristar St. Charles.

         Operating income improved slightly to $10.9 million for the three months ended June 30, 2003 from $10.6 million for the three months ended June 30, 2002, despite an

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increase in depreciation expense of $0.5 million from newly constructed assets being placed in service. Ameristar Kansas City's EBITDA and EBITDA margin improved to $14.4 million and 27.4%, respectively, for the second quarter of 2003 from $13.6 million and 25.9%, respectively, for the same period in 2002. The improvements were the result of increased efficiencies of targeted marketing programs and improved control over labor costs.

AMERISTAR COUNCIL BLUFFS

         Net revenues at Ameristar Council Bluffs increased 6.2% to $38.9 million in the 2003 second quarter compared to $36.6 million for the 2002 second quarter. The property continues to benefit from the success of effective and efficient marketing strategies and the installation of new slot machines, many of which have ticket-in, ticket-out capabilities. Ameristar Council Bluffs' market share increased to 38.7% for the quarter ended June 30, 2003 compared to 37.6% in the prior year period. The property has now been the market share leader for 22 consecutive months.

         Operating income at Ameristar Council Bluffs increased by $1.5 million, or 15.2%, from $9.9 million in the second quarter of 2002 to $11.4 million in the second quarter of 2003. EBITDA margin also increased to 35.9% for the quarter ended June 30, 2003 from 33.5% for the same period in the prior year. The improvements in operating income and EBITDA margin were attributable to continued effective and efficient implementation of targeted marketing programs and cost containment strategies.

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AMERISTAR VICKSBURG

         Ameristar Vicksburg reported an increase in net revenues of approximately 1.5% to $23.4 million for the second quarter of 2003, from $23.1 million for the second quarter of 2002. This improvement is primarily the result of an increase in table games volume, partially offset by a 10.9% decline in slot revenue due to lower volume and a slightly lower hold percentage. The property's market share decreased slightly, to 39.2% for the three months ended June 30, 2003 compared to 39.6% in the comparable period in 2002. Ameristar Vicksburg continued to maintain its long-time market leadership position.

         Operating income decreased to $5.3 million for the second quarter of 2003 from $6.4 million for the second quarter of 2002. EBITDA also decreased, from $8.8 million for the quarter ended June 30, 2002 to $7.6 million for the quarter ended June 30, 2003. The decline in operating income and EBITDA was primarily due to a $0.5 million increase in health insurance expense resulting from an increase in large claims and a $0.3 million increase in marketing expenses due to the implementation of new marketing promotions. The decline in operating income and EBITDA was also attributable to impairment charges of $0.1 million related to slot machines held for sale and maintenance costs of $0.2 million.

JACKPOT PROPERTIES

         Net revenues at the Jackpot Properties increased $0.4 million, or 2.8%, in the second quarter of 2003 compared to the second quarter of 2002. The increase was primarily attributable to lower participation fees on gaming equipment, which are reported as a

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reduction of slot revenues. The Jackpot Properties' financial results continue to be impacted by the sluggish Southern Idaho economy.

         The Jackpot Properties reported operating income of $3.4 million and EBITDA of $4.3 million for the second quarter of 2003, up 7.1%, or $0.2 million, and 7.2%, or $0.3 million, respectively, from the second quarter of 2002. The increases in operating income and EBITDA are primarily attributable to lower marketing and advertising expenses, which decreased 20.5% for the three months ended June 30, 2003 compared to the same period in 2002, and were a result of the implementation of cost-efficient marketing and direct mail promotions.

INCOME TAX RATES

         Our effective income tax rate for the quarter ended June 30, 2003 was 37.0%, compared to 36.6% for the prior year quarter. The federal income tax statutory rate was 35.0% in both years. The differences from the statutory rate are due to the effects of state income tax expense and certain expenses we incurred which are not deductible for federal income tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

         At June 30, 2003, our total debt was $766.5 million, a decrease of $32.0 million since December 31, 2002. At June 30, 2003, we had $67.6 million of available revolving borrowing capacity under our senior credit facilities. Our cash and cash equivalents increased from $90.6 million at December 31, 2002 to $102.3 million at June 30, 2003.

         Interest expense (net of capitalized interest associated with our ongoing construction projects) for the quarter ended June 30, 2003 was $16.6 million, up 77.8% from $9.4

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AMERISTAR FINANCIAL RESULTS
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million for the quarter ended June 30, 2002, due to the cessation of capitalization of interest on the new St. Charles facility when it opened in August 2002. Total interest cost before capitalizing interest was $17.1 million for the quarter ended June 30, 2003, down $0.1 million from the quarter ended June 30, 2002. A higher weighted-average debt level in the second quarter of 2003 compared to the second quarter of 2002 as a result of $115.0 million borrowed under our senior credit facilities between April 1 and December 31 of 2002 was offset by a lower weighted-average interest rate applicable to the senior debt. The reduction in the interest rate is largely attributable to the May 2002 amendment of the credit agreement and an increase in the credit rating on a portion of the senior credit facilities in September 2002.

         During the second quarter of 2003, we repaid approximately $22.1 million of long-term debt, including a $12.1 million prepayment of equipment financing notes. During the third and fourth quarters of 2003, we will make approximately $15.0 million of mandatory principal payments under the senior credit facilities, and we intend to prepay up to $13 million in other long-term debt in the third quarter of 2003.

         We anticipate that capital expenditures for 2003 will exceed the amount currently permitted under our senior credit facilities (approximately $73 million) due to the acceleration of our implementation of "coin-less" slots at our properties and the renovation and improvement projects nearing completion at Ameristar Kansas City. Accordingly, we expect to seek a waiver from the lenders under our senior credit facilities prior to the end of the year.

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AMERISTAR FINANCIAL RESULTS

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         For the year ending December 31, 2003, we currently estimate free cash flow of $70 million to $80 million. Free cash flow is a non-GAAP financial measure, which we define as cash flows from operations, as defined in accordance with GAAP, less capital expenditures. The reconciliation of GAAP cash flows from operations to free cash flow is shown in a table below.

EARNINGS GUIDANCE FOR THE THIRD QUARTER OF 2003 AND YEAR ENDING DECEMBER 31,
2003

         Based on our preliminary results of operations to date and our outlook for the remainder of the quarter, we currently estimate consolidated operating income of $36 million to $38 million, EBITDA of $52 million to $54 million (given anticipated depreciation expense of $16 million) and diluted earnings per share of $0.47 to $0.52 for the third quarter of 2003.

         For the year ending December 31, 2003, we have increased our operating income and diluted earnings per share estimates. We now estimate operating income of $138 million to $146 million, EBITDA of $202 million to $210 million (given anticipated depreciation expense of $64 million) and diluted earnings per share of $1.59 to $1.77.

CONFERENCE CALL

      We will hold a conference call to discuss our second quarter results and guidance for the third quarter at 2:30 p.m. Eastern Time on July 29, 2003. The call can be accessed live by calling (800) 289-0468. It can be replayed until August 8, 2003 at 8 p.m. Eastern Time by calling (888) 203-1112 and using the access code number 754826.

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FORWARD-LOOKING INFORMATION

This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as "believes," "estimates," "anticipates," "intends," "expects," "plans," "is confident that" or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to "Item 1. Business - Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2002 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

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ABOUT AMERISTAR

         Ameristar Casinos, Inc. is an innovative, Las Vegas-based gaming and entertainment company known for its distinctive, quality conscious hotel-casinos and value orientation. Led by President and Chief Executive Officer Craig H. Neilsen, the organization's roots go back nearly five decades to a tiny roadside casino in the high plateau country that borders Idaho and Nevada. Publicly held since November 1993, the Company owns and operates six properties in Missouri, Iowa, Mississippi and Nevada, two of which carry the prestigious American Automobile Association's Four Diamond designation. Ameristar's Common Stock is traded on the Nasdaq National Market System under the symbol: ASCA.

                                       ###

                Visit Ameristar Casinos' Web site at www.ameristarcasinos.com (which shall not be deemed to be incorporated in or a part of this news release).

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                    AMERISTAR CASINOS, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                             Three Months                                  Six Months
                                                            Ended June 30,                               Ended June 30,
                                                     2002                  2003                    2002                 2003
                                                  ---------            -----------              ----------           ----------
REVENUES:
    Casino                                        $ 162,345            $   188,128              $  318,670           $  371,888
    Food and beverage                                19,167                 24,734                  37,683               49,500
    Rooms                                             6,519                  6,565                  12,137               12,071
    Other                                             4,495                  5,787                   8,640               10,437
                                                  ---------            -----------              ----------           ----------
                                                    192,526                225,214                 377,130              443,896
    Less: Promotional allowances                     26,235                 30,388                  48,044               60,550
                                                  ---------            -----------              ----------           ----------
       Net revenues                                 166,291                194,826                 329,086              383,346
                                                  ---------            -----------              ----------           ----------

OPERATING EXPENSES:
    Casino                                           69,221                 86,142                 136,272              170,661
    Food and beverage                                11,923                 13,917                  23,125               28,030
    Rooms                                             1,859                  1,460                   3,673                3,061
    Other                                             3,165                  2,501                   5,916                5,909
    Selling, general and administrative              35,057                 35,604                  69,373               69,989
    Depreciation and amortization                    10,327                 15,767                  20,423               30,778
    Impairment loss                                   4,136                     88                   4,136                  540
    Preopening expenses                               1,326                      -                   1,476                    -
                                                  ---------            -----------              ----------           ----------
    Total operating expenses                        137,014                155,479                 264,394              308,968

      Income from operations                         29,277                 39,347                  64,692               74,378

OTHER INCOME (EXPENSE):
    Interest income                                      38                    104                      86                  211
    Interest expense                                 (9,356)               (16,635)                (19,996)             (33,229)
    Other                                               (48)                   147                     (97)                  34
                                                  ---------            -----------              ----------           ----------

INCOME BEFORE INCOME
TAX PROVISION                                        19,911                 22,963                  44,685               41,394
    Income tax provision                              7,280                  8,496                  16,606               15,207
                                                  ---------            -----------              ----------           ----------

NET INCOME                                        $  12,631            $    14,467              $   28,079           $   26,187
                                                  =========            ===========              ==========           ==========

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                    AMERISTAR CASINOS, INC. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME-CONTINUED
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                             Three Months                                 Six Months
                                                            Ended June 30,                              Ended June 30,
                                                    2002                  2003                     2002                 2003
                                                  ---------            -----------              ----------           ----------
EARNINGS PER SHARE:
    Net income:
       Basic                                      $    0.48            $      0.55              $     1.08           $     1.00
                                                  =========            ===========              ==========           ==========
       Diluted                                    $    0.47            $      0.54              $     1.04           $     0.97
                                                  =========            ===========              ==========           ==========

WEIGHTED AVERAGE SHARES OUTSTANDING:
       Basic                                         26,078                 26,377                  26,021               26,318
                                                  =========            ===========              ==========           ==========
       Diluted                                       27,112                 27,012                  27,042               26,866
                                                  =========            ===========              ==========           ==========

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                    AMERISTAR CASINOS, INC. AND SUBSIDIARIES
                       SUMMARY CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                     Three Months                     Six Months
                                                    Ended June 30,                  Ended June 30,
                                                2002             2003            2002            2003
                                              ---------       ---------       ---------       ---------
CONSOLIDATED CASH FLOW INFORMATION
     Cash flows provided by operations        $  50,522       $  51,779       $  76,246       $  86,042
     Cash flows used in investing             $ (92,274)      $ (15,214)      $(153,405)      $ (43,021)
     Cash flows provided by (used in)
         Financing                            $  41,728       $ (21,224)      $  81,837       $ (31,327)

NET REVENUES
     Ameristar St. Charles                    $  38,820       $  64,170       $  76,938       $ 125,837
     Ameristar Kansas City                       52,529          52,540         104,196         104,350
     Ameristar Council Bluffs                    36,579          38,850          72,727          76,465
     Ameristar Vicksburg                         23,054          23,392          45,846          47,281
     Jackpot Properties                          15,309          15,744          29,204          29,375
     Corporate and other                             --             130             175              38
                                              ---------       ---------       ---------       ---------
     Consolidated net revenues                $ 166,291       $ 194,826       $ 329,086       $ 383,346
                                              =========       =========       =========       =========

OPERATING INCOME (LOSS) (1)
     Ameristar St. Charles                    $   5,677       $  16,177       $  16,945       $  30,657
     Ameristar Kansas City                       10,615          10,924          22,696          21,865
     Ameristar Council Bluffs                     9,920          11,457          19,901          21,379
     Ameristar Vicksburg                          6,410           5,254          13,035          11,192
     Jackpot Properties                           3,175           3,399           5,742           5,055
     Corporate and other                         (6,520)         (7,864)        (13,627)        (15,770)
                                              ---------       ---------       ---------       ---------
     Consolidated operating income            $  29,277       $  39,347       $  64,692       $  74,378
                                              =========       =========       =========       =========

EBITDA (1)(2)
     Ameristar St. Charles                    $   7,026       $  22,154       $  19,399       $  42,273
     Ameristar Kansas City                       13,590          14,380          28,646          28,181
     Ameristar Council Bluffs                    12,250          13,940          24,540          26,368
     Ameristar Vicksburg                          8,792           7,594          17,687          15,965
     Jackpot Properties                           4,046           4,335           7,596           7,023
     Corporate and other                         (6,100)         (7,289)        (12,753)        (14,654)
                                              ---------       ---------       ---------       ---------
     Consolidated EBITDA                      $  39,604       $  55,114       $  85,115       $ 105,156
                                              =========       =========       =========       =========

OPERATING INCOME MARGINS (1)
     Ameristar St. Charles                         14.6%           25.2%           22.0%           24.4%
     Ameristar Kansas City                         20.2%           20.8%           21.8%           21.0%
     Ameristar Council Bluffs                      27.1%           29.5%           27.4%           28.0%
     Ameristar Vicksburg                           27.8%           22.5%           28.4%           23.7%
     Jackpot Properties                            20.7%           21.6%           19.7%           17.2%
     Consolidated operating income margin          17.6%           20.2%           19.7%           19.4%

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                    AMERISTAR CASINOS, INC. AND SUBSIDIARIES
                  SUMMARY CONSOLIDATED FINANCIAL DATA-CONTINUED
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                     Three Months                     Six Months
                                                    Ended June 30,                  Ended June 30,
                                                2002             2003            2002            2003
                                              ---------       ---------       ---------       ---------
EBITDA MARGINS (1)(2)
     Ameristar St. Charles                      18.1%           34.5%           25.2%           33.6%
     Ameristar Kansas City                      25.9%           27.4%           27.5%           27.0%
     Ameristar Council Bluffs                   33.5%           35.9%           33.7%           34.5%
     Ameristar Vicksburg                        38.1%           32.5%           38.6%           33.8%
     Jackpot Properties                         26.4%           27.5%           26.0%           23.9%
     Consolidated EBITDA margin                 23.8%           28.3%           25.9%           27.4%

(1) For the three months ended June 30, 2003 and 2002, operating income and EBITDA include impairment charges related to assets held for sale at the properties of $0.1 million and $4.1 million, respectively, and preopening expenses related to the St. Charles facility of $0 and $1.3 million, respectively. For the six months ended June 30, 2003 and 2002, operating income and EBITDA include impairment charges related to assets held for sale at the properties of $0.5 million and $4.1 million, respectively, and preopening expenses related to the St. Charles facility of $0 and $1.5 million, respectively.

(2) EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and a principal basis for the valuation of gaming companies. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants. In addition, management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our operating properties' performance, including the evaluation of operating personnel. EBITDA margin is EBITDA as a percentage of net revenues. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with GAAP) as an indicator of our operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA information calculate EBITDA in the same manner as we do.

AMERISTAR FINANCIAL RESULTS - ADD SEVENTEEN

                    AMERISTAR CASINOS, INC. AND SUBSIDIARIES
               RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

                                                     Three Months                     Six Months
                                                    Ended June 30,                  Ended June 30,
                                                2002             2003            2002            2003
                                              ---------       ---------       ---------       ---------
AMERISTAR ST. CHARLES:
  Operating income                            $   5,677       $  16,177       $  16,945       $  30,657
  Depreciation and amortization                   1,349           5,977           2,454          11,616
                                              ---------       ---------       ---------       ---------
  EBITDA                                      $   7,026       $  22,154       $  19,399       $  42,273
                                              =========       =========       =========       =========

AMERISTAR KANSAS CITY:
  Operating income                            $  10,615       $  10,924       $  22,696       $  21,865
  Depreciation and amortization                   2,975           3,456           5,950           6,316
                                              ----=----       ---------       ---------       ---------
  EBITDA                                      $  13,590       $  14,380       $  28,646       $  28,181
                                              =========       =========       =========       =========

AMERISTAR COUNCIL BLUFFS:
  Operating income                            $   9,920       $  11,457       $  19,901       $  21,379
  Depreciation and amortization                   2,330           2,483           4,639           4,989
                                              ---------       ---------       ---------       ---------
  EBITDA                                      $  12,250       $  13,940       $  24,540       $  26,368
                                              =========       =========       =========       =========

AMERISTAR VICKSBURG:
  Operating income                            $   6,410       $   5,254       $  13,035       $  11,192
  Depreciation and amortization                   2,382           2,340           4,652           4,773
                                              ---------       ---------       ---------       ---------
  EBITDA                                      $   8,792       $   7,594       $  17,687       $  15,965
                                              =========       =========       =========       =========

JACKPOT PROPERTIES:
  Operating income                            $   3,175       $   3,399       $   5,742       $   5,055
  Depreciation and amortization                     871             936           1,854           1,968
                                              ---------       ---------       ---------       ---------
  EBITDA                                      $   4,046       $   4,335       $   7,596       $   7,023
                                              =========       =========       =========       =========

CORPORATE AND OTHER:
  Operating income                            $  (6,520)      $  (7,864)      $ (13,627)      $ (15,770)
  Depreciation and amortization                     420             575             874           1,116
                                              ---------       ---------       ---------       ---------
  EBITDA                                      $  (6,100)      $  (7,289)      $ (12,753)      $ (14,654)
                                              =========       =========       =========       =========

CONSOLIDATED:
  Operating income                            $  29,277       $  39,347       $  64,692       $  74,378
  Depreciation and amortization                  10,327          15,767          20,423          30,778
                                              ---------       ---------       ---------       ---------
  EBITDA                                      $  39,604       $  55,114       $  85,115       $ 105,156
                                              =========       =========       =========       =========

AMERISTAR FINANCIAL RESULTS - ADD EIGHTEEN

                    AMERISTAR CASINOS, INC. AND SUBSIDIARIES
    RECONCILIATION OF ESTIMATED CASH FLOWS FROM OPERATIONS TO ESTIMATED FREE
                                    CASH FLOW
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

The following table sets forth a reconciliation of estimated cash flows from operations, a GAAP financial measure, to estimated free cash flow, a non-GAAP financial measure.

                                                    YEAR ENDED DECEMBER 31, 2003
                                              -----------------------------------------
Estimated Cash Flows from Operations          $                       150,000 - 160,000
Less: Estimated Capital Expenditures                                             80,000
                                              -----------------------------------------
Estimated Free Cash Flow (1)                  $                       70,000  -  80,000
                                              =========================================

(1) Free cash flow is a non-GAAP financial measure, which we define as cash flows from operations, as determined in accordance with GAAP, less capital expenditures. Management believes that free cash flow provides investors with an important perspective on the cash available for debt repayment and capital investment. Free cash flow should not be construed as an alternative to cash flows from operations or any other measure determined in accordance with GAAP. We have other uses of cash flows, including mandatory principal payments of long-term debt, which are not included in the calculation of free cash flow. In addition, capital expenditures for maintenance purposes should not be considered as discretionary. It should also be noted that not all companies that report free cash flow calculate free cash flow in the same manner as we do.